FORM 27

MATERIAL CHANGE REPORT

Section 85(1) of the Securities Act (British Columbia)
Section 146(1) of the Securities Act (Alberta)
Section 84(1) of the Securities Act 1988 (Saskatchewan)
Section 75(2) of the Securities Act (Ontario)
Section 73 of the Securities Act (Quebec)
Section 81(2) of the Securities Act (Nova Scotia)
Section 76(2) of the Securities Act (Newfoundland)
And Similar Provisions of other Provincial or Territorial Securities Legislation

Item 1.	Reporting Issuer:

The name and address of the reporting issuer is:

Alberta Energy Company Ltd. Suite 1800, 855 – 2nd Street S.W. Calgary, Alberta T2P 2S5 (the “Company”)

Item 2.	Date of Material Change:

November 19, 2002

Item 3.	News Release:

A press release reporting the material change was released by EnCana Corporation (“EnCana”), the parent corporation to the Company and disseminated to the financial press by Canada Newswire on November 19, 2002.

Item 4.	Summary of Material Change:

On November 19, 2002, the Company and certain of its subsidiaries entered into binding agreements to sell the Company’s indirect 100% interest in the Express Pipeline System and its indirect 70% interest in the Cold Lake Pipeline System.

Item 5.	Full Description of Material Change:

On November 19, 2002, the Company and certain of its subsidiaries entered into binding agreements to sell the Company’s indirect 100% interest in the Express Pipeline System and its indirect 70% interest in the Cold Lake Pipeline System.

Sale of the Express Pipeline System

Pursuant to the terms of a purchase and sale agreement dated November 19, 2002, a consortium, comprised of BC Gas Inc., Borealis Infrastructure Management Inc.

and Ontario Teachers’ Pension Plan (collectively the “Purchasers”) agreed to acquire the entities which own the Express Pipeline System for a purchase price of Cdn.$593 million, subject to certain working capital and other adjustments. The Purchasers will also be indirectly assuming approximately Cdn.$582 million in long-term project financing with the aggregate acquisition cost being Cdn.$1.175 billion.

The 2,747-kilometre (1,717-mile) Express Pipeline System consists of the Express and Platte pipelines, which have a transportation capacity of more than 150,000 barrels per day from Hardisty, Alberta to Wood River, Illinois.

The transaction is subject to regulatory approval and satisfaction of other closing conditions by the parties and is expected to close in January 2003.

Sale of the Cold Lake Pipeline System

Pursuant to the terms of a purchase and sale agreement dated November 19, 2002, Inter Pipeline Fund (formerly Koch Pipelines Canada, L.P.), agreed to acquire the Company’s indirect 70% interest in the Cold Lake Pipeline Limited Partnership. The purchase price payable by Inter Pipeline Fund is Cdn.$425 million subject to certain working capital and other adjustments.

The Cold Lake Pipeline System consists principally of two legs: the west leg running about 240 kilometres (145 miles) from Cold Lake to Edmonton and the south leg running about 240 kilometres (145 miles) from Cold Lake to Hardisty. The individual legs have capacities of approximately 235,000 barrels and 200,000 barrels per day, respectively.

The transaction is subject to regulatory approval and satisfaction of other closing conditions by the parties and is expected to close in January 2003.

Item 6.	Reliance on Confidentiality Provisions of the Acts:

Not applicable.

Item 7.	Omitted Information:

Not applicable.

Item 8.	Senior Officer knowledgeable about the Material Change and this Report:

For further information, please contact Mr. R. William Oliver, Executive Vice-President of the Company, at the above-mentioned address or at (403) 290-2000.

Item 9.	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to herein.

DATED November “29th” 2002 at Calgary, Alberta.

ALBERTA ENERGY COMPANY LTD.

By:	“R. William Oliver” R. William Oliver Executive Vice-President

IT IS AN OFFENCE UNDER THE SECURITIES ACT AND THE SECURITIES REGULATION FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.